EXHIBIT 2

CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT (this “Agreement”) is effective as of July 21, 2011 (the “Effective Date”), by and among (i) DRP Holdco, LLC, a Delaware limited liability company (“Unitholder”), (ii) 1818 Partners, LLC, a Nevada limited liability company (the “Optionholder”), (iii) solely for the purposes of Sections 4(b) and 8, the equityholders of Optionholder listed on the signature page hereto (the “Equityholders”), and (iv) solely for the purposes set forth in Sections 7, 8 and 9, Diamond Resorts Parent, LLC, a Nevada limited liability company (the “Company”).

R E C I T A L S:

WHEREAS, the Unitholder desires to grant the Optionholder an option to purchase certain Common Units of the Company from the Unitholder on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Call Option.  The Unitholder hereby grant the Optionholder an option (the “Call Option”) to purchase up to 117.220 Units (the “Units”), or any portion thereof, from the Unitholder for $485,948.44 per Unit (the “Exercise Price per Unit”).  The Optionholder may (but shall not be obligated to) exercise the Call Option, in its sole discretion, as provided in Section 2 from the Effective Date through and including July 21, 2016 (the “Expiration Date”).  In the event the Optionholder does not exercise the Call Option in full by the Expiration Date, the unexercised portion of the Call Option, and this Agreement, shall terminate and shall be of no force or further effect.

2.             Manner of Exercise.

On and after the Effective Date, Optionholder may, from time to time prior to the Expiration Date:

(a)            elect to exercise the Call Option to purchase for cash some or all of the number of Units remaining subject to this Agreement from the Unitholder by delivering a written notice (“Cash Exercise Notice”) to the Unitholder.  A Cash Exercise Notice shall state that Optionholder is exercising the Call Option and the aggregate number of Units that the Optionholder desires to purchase from the Unitholder, which number shall not exceed the number of Units then remaining subject to the Call Option.  The Unitholder shall be obligated to sell to the Optionholder the number of Units specified in such Cash Exercise Notice (but not more than the number of Units then remaining subject to the Call Option) for an aggregate amount (the “Exercise Price”) equal to product of (i) the number of Units to be so sold by the Unitholder, and (ii) the Exercise Price per Unit.  The date on which the Optionholder exercises the Call Option (in whole or in part) under this Section 2(a) shall be referred to herein as a “Closing Date.”  On the Closing Date for such exercise, the Optionholder shall deliver to the Unitholder the Exercise Price then payable by wire transfer of immediately available funds to an account specified by the Unitholder, and the Unitholder will transfer to the Optionholder the Units subject to the Cash Exercise Notice free and clear of all claims, liens or encumbrances from any third parties other than any restrictions imposed on the Units by the LLC Agreement, the Securityholders Agreement or state or federal securities laws.

(b)            elect to receive the Net Units (as hereinafter defined) by delivering a written notice (“Unit Exercise Notice”) to the Unitholder.  A Unit Exercise Notice shall state that Optionholder is exercising the Call Option and the aggregate number of Units in respect of which the Call Option is being exercised, which number shall not exceed the number of Units then remaining subject to the Call Option.  The Unitholder shall deliver to the Optionholder the Net Units on the business day immediately following the business day such notice is received (provided such notice is received prior to 5:00 p.m. New York time on such business day and otherwise on the second business day following such receipt), free and clear of all claims, liens or encumbrances from any third parties other than any restrictions imposed on the Units by the LLC Agreement, the Securityholders Agreement or state or federal securities laws.  For purposes of this Section 2(b), the following terms shall have the respective meanings indicated below:

“Fair Market Value per Unit” as of any date shall mean:

(i)            if the Units (or their equivalent) are then listed or quoted on a national securities exchange, the last reported (closing) price per Unit on such exchange as of 4:00 p.m. Eastern Time on such date;

(ii)          if clause (i) is not applicable and the Units (or their equivalent) are then quoted on any tier of the OTC Markets (or successor thereto), the average of the last reported (closing) bid and ask prices per Unit as of 4:00 p.m. Eastern Time on such date as reported by OTC Markets Group Inc. (or successor thereto); or

(iii)         if neither clause (i) nor clause (ii) above is applicable and prices for the Units (or their equivalent) with respect to trading in the over-the-counter market are reported by Bloomberg Financial Markets (or successor thereto) (“Bloomberg”), the average of the last reported (closing) bid and ask prices per Unit as of 4:00 p.m. Eastern Time on such date as reported by Bloomberg; and

(iv)         if none of clauses (i), (ii) or (iii) above are applicable, the fair market value per Unit on such date as established in good faith by the Company’s Board of Managers (or successor thereto);

provided, however, that, as to all of the foregoing, if the Call Option is deemed exercised as a result of the provisions of Section 8, then Fair Market Value per Unit shall mean the transaction consideration per Unit in such transaction.

“Net Units” means the result obtained by dividing:

(i)            the product of (x) the number of Units covered by a Unit Exercise Notice multiplied by (y) the difference obtained by subtracting the Exercise Price per Unit from the Fair Market Value per Unit (provided, if such difference is less than zero, such difference shall be deemed to be zero) by

(ii)          the Fair Market Value per Unit.

Notwithstanding the foregoing provisions of this Section 2, the Call Option may not be exercised during the period covered by any holdback agreement (the “IPO Holdback Agreement”) executed by the Unitholder in connection with the initial public offering of the Company’s (or its successor’s) securities.

Any exercise of the Call Option shall be accompanied by satisfactory evidence that Optionholder is, or has agreed to become through the execution of a joinder agreement, a party to the Securityholders Agreement.

3.             Successor Securities; Adjustment of Numbers.  In the event that, at any time after the Effective Date, the Units are converted into Successor Stock or any other securities pursuant to Section 13 of the LLC Agreement, the terms of this Agreement shall apply to the Successor Stock or such other securities. All numbers set forth herein that refer to Units (including, but not limited to, price per Unit) will be appropriately adjusted to reflect unit splits, combinations of units and other recapitalizations affecting the Units.  If any capital reorganization or reclassification of the Units is effected in such a way that the holders of Units are entitled to receive securities (including Successor Stock) or other assets (including cash (but excluding any distributions in respect of taxes on Company income attributable to the Units and any ordinary cash dividends on any Successor Stock)) with respect to or in exchange for Units, then the provisions hereof (including, without limitation, the calculation of the Exercise Price upon exercise of the Call Option) shall be appropriately adjusted so that the terms hereof and the rights of the Optionholder hereunder shall be applicable as nearly as possible in relation to any such securities (including Successor Stock) or other assets in lieu of the Units.  In the event that the Units are exchanged for, or converted into, Successor Stock, then any fractional shares that would be deliverable upon the exercise of the Call Option but for this sentence shall be deemed eliminated from this Agreement and the shares deliverable by a Unitholder shall be rounded down to the nearest whole number.

4.             Representation and Warranties of the Unitholder; Covenants.

(a)                The Unitholder hereby represents and warrants to the Optionholder as follows:

(i)            The Unitholder is validly organized and existing and in good standing under the laws of the state of its organization and has full power and authority to enter into and to perform its obligations under this Agreement.

(ii)            The Unitholder’s execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company action, and this Agreement constitutes the legal, valid and binding obligation of the Unitholder, enforceable against the Unitholder in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(iii)         The Unitholder’s execution, delivery and performance of this Agreement will not (x) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Unitholder, (y) violate or contravene any provision of the Unitholder’s organizational documents, or (z) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Unitholder is a party or by which it or any of its properties may be bound or result in the creation of any lien thereunder.

(iv)         The Unitholder’s Units subject to this Agreement are set forth in Section 1 above, and the Unitholder is, and at any Closing Date will be, the sole owner, beneficially and of record, of such Units, free and clear of all liens, encumbrances, security agreements and restrictions other than any restrictions imposed on the Units by the LLC Agreement, the Securityholders Agreement and state or federal securities laws.

(v)          The Unitholder does not own and has not issued any other options, warrants or entitlements to any of the Units subject to this Agreement.

(b)         The Optionholder and each of the Equityholders hereby jointly and severally represent and warrant to the Unitholder that they have such knowledge and experience in investing in securities generally, and such knowledge and experience with respect to the Company’s operations, financial position and risks in particular, so as to understand the risks and merits of investing in the Units.

(c)          The Unitholder hereby covenants to the Optionholder that, from and after the Effective Date and until the Expiration Date, the Unitholder:

(i)            will not transfer or sell, or grant, create or permit to exist any tax, lien, security interest, charge or other encumbrance with respect to the Units subject to this Agreement (the “Subject Units”) (provided that the Unitholder shall be permitted to exchange the Subject Units for Successor Stock or other securities pursuant to Article 13 of the LLC Agreement and the terms of this Agreement shall continue to apply to such Successor Stock or other securities and shall be permitted to enter into any IPO Holdback Agreement) other than those arising under the LLC Agreement, the Securityholders Agreement and state or federal securities laws.  Notwithstanding the following, the Subject Units will be reduced to reflect any partial exercise of the Call Option;

(ii)            will inform the Optionholder of any contemplated transfer of any of the Subject Units held by the Unitholder (which shall not affect the restrictions imposed by the immediately preceding paragraph (i)); and

(iii)          will not take any voluntary action, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Unitholder, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement.

5.            Bring-Down of Representations and Warranties.  The Unitholder hereby agrees that the representations and warranties set forth above in Section 4(a) shall be true and correct as of each Closing Date and as of any delivery of Net Units as though then made and as though such date was substituted for the date of this Agreement throughout such representations and warranties.

6.            Transfer/Assignment Restrictions.  The Optionholder shall not transfer, sell or convey the Call Option, or assign its rights or obligations under this Agreement, to any Person other than any of the Equityholders as of the Effective Date.  In the event that the Optionholder transfers, sells or conveys the Call Option to a permitted transferee, such transferee shall expressly assume the terms and conditions of this Agreement.  The Optionholder shall deliver written notice of any such transfer, including a copy of the instrument of transfer or assignment and the assumption by the transferee of the terms and conditions of this Agreement, to the Unitholder; and, in the absence of any such notice, the Unitholder shall be entitled to treat the Optionholder as the holder hereof for all purposes.

7.            Transfer Registration.  The Company hereby agrees to register any transfer of Units in its books and records, and such transfer shall be reflected in the LLC Agreement, in connection with any exercise of the Call Option in accordance with its terms.

8.            Sale of Company.  Upon a merger, consolidation, or sale or conveyance of all or substantially all of the Common Units, or all or substantially all of the assets, of the Company to any Person or other transaction that is effected in a way that holders of Common Units are entitled to receive (either directly or indirectly upon subsequent liquidation) cash, stock, securities, assets or other consideration with respect to, or in exchange for, Common Units, the Optionholder shall be deemed to have elected to exercise the Call Option in full as provided in Section 2(b) as of the closing of such merger, consolidation, sale, conveyance or other transaction and shall be entitled to receive the cash, stock, securities, assets or other consideration specified in such transaction in respect of the Net Units.  The Company shall assist the Optionholder to receive such consideration in respect of the Net Units.

9.            Registration Rights.  Upon any transfer of the Units to the Optionholder pursuant to Section 2, all rights and obligations of the Unitholder with respect to the transferred Units under the Registration Rights Agreement shall immediately, and without further action, be transferred and assigned to Optionholder without representation or warranty as to the transferability of such rights or the nature of the rights so transferred; provided, that such rights shall be retained by the Unitholder if such rights are not severable between the transferred Units and the Units retained by the Unitholder.  Any such transfer shall be conditioned upon Optionholder executing any required joinder to said Registration Rights Agreement.

10.         Withholding Indemnification.

(a)          The Optionholder and the Equityholders shall jointly and severally indemnify the Unitholder for any tax withholding amount (including interest and penalties and any and all expenses (including reasonable attorney and accountant fees) associated with any and all proceedings relating to such withholding amount) actually paid by the Unitholder (or any of its affiliates) resulting from any exercise of the Call Option by the Optionholder pursuant to this Agreement.  Any such indemnification shall be paid upon a current basis as indemnifiable amounts are incurred, whether or not such indemnifiable amounts were correctly or legally imposed or asserted by the relevant governmental authority.

(b)          Whenever the Unitholder or the Company becomes aware of an issue which either party believes could give rise to payment or indemnification by the Optionholder or the Equityholders under this Section 10,  the Unitholder or the Company (as the case may be) shall promptly give notice of the issue to the Optionholder.  The Optionholder and its representatives, at the Optionholder's expense, shall be entitled to participate in all conferences, meetings or proceedings with the Internal Revenue Service or other taxing authority with respect to such issue and shall have the right to control any such proceeding, at its own expense, to the extent relating to indemnifiable amounts.  Notwithstanding the foregoing, the Unitholder shall have the right (but not the obligation) to pay at any time any amounts asserted to be due by the relevant governmental authority and, if a payment or payments are so made by the Unitholder, (i) the Unitholder shall be promptly reimbursed for such payment as an indemnified amount and (ii) the Optionholder shall have the right to control any resulting refund proceeding, at its own expense.

11.         Definitions.  Capitalized terms used, but not defined in this Agreement, shall have the meaning set forth in the LLC Agreement, In addition, the following terms have the meaning set forth below:

“LLC Agreement” means the Fourth Amended and Restated Operating Agreement of the Company, dated as of the 21st of July, 2011, as the same may be amended, restated or replaced in accordance with its terms.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or government (whether federal, provincial, state, county, city or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof).

“Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement dated as of July 21, 2011 by and among the Company and the other parties thereto, as the same may be amended, restated or replaced in accordance with its terms.

“Securityholders Agreement” means the Fourth Amended and Restated Securityholders Agreement dated as of July 21, 2011 by and among the Company and the other parties thereto, as the same may be amended, restated or replaced (including by any successor or replacement stockholders agreement applicable to Successor Stock).

12.         Notices.  Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by facsimile transmission to the parties or (d) or mail at the addresses as set forth below or at such other addresses as may be furnished in writing.

To the Optionholder:

1818 Partners, LLC
10600 West Charleston Boulevard
Las Vegas, NV 89135
Attention:  Stephen J. Cloobeck and David F. Palmer
Facsimile:  (702) 798-8840

With a copy, which shall not constitute notice, to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Suite 1900
Chicago, IL 60661
Attention:  Howard S. Lanznar
Facsimile:  (312) 902-1061

To Guggenheim:

DRP Holdco, LLC
330 Madison Avenue – 10th Floor
New York, New York 10017
Attention:  Kaitlin Trinh
Facsimile:  (212) 644-8396

with copies, which shall not constitute notice, to:

Guggenheim Partners
100 Wilshire Boulevard – Suite 500
Santa Monica, California 90401
Attention:  Zachary D. Warren
Facsimile:  (310) 576-1271

and

Guggenheim Investment Management, LLC
330 Madison Avenue – 10th Floor
New York, New York 10017
Attention:  William Hagner
Facsimile:  (212) 644-8396

and

Sidley Austin LLP
One South Dearborn
Chicago, IL  60603
Attention:  Richard W. Astle
Facsimile:   (312) 853-7036

To DRP:

Diamond Resorts Parent, LLC
10600 West Charleston Boulevard
Las Vegas, NV 89135
Attention:  Stephen J. Cloobeck and David F. Palmer
Facsimile:  (702) 798-8840

with a copy, which shall not constitute notice, to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Suite 1900
Chicago, IL 60661
Attention:  Howard S. Lanznar
Facsimile:  (312) 902-1061

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) the next succeeding business day after date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after machine confirmation of transmission by facsimile.

13.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

14.         Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

15.         Amendment; Waiver.  This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by the each of Unitholder and the Optionholder, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver or any other provision hereof (whether or not similar).

16.        Third Parties.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.

17.        Enforceability.  If any provision of the Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement, and the Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

18.        Counterparts.  This Agreement may be executed in one or more original, facsimile or PDF counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same instrument.

19.        Headings.  The headings of sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first above written.

THE UNITHOLDER:

DRP HOLDCO, LLC

By:	/s/ Zachary D. Warren
	Name:	Zachary D. Warren
	Title:	Authorized Person

[signature pages continue]

[Signature Page to Call Option Agreement]

THE OPTIONHOLDER:

1818 PARTNERS, LLC

By:	Chautauqua Management, LLC
Its:	Member

By:	/s/ David F. Palmer
Name:	David F. Palmer
Its:	Sole Manager

EQUITYHOLDERS OF OPTIONHOLDER:

CHAUTAUQUA MANAGEMENT, LLC

By:	/s/ David F. Palmer
Name: David F. Palmer
Its: Manager

PRAESUMO PARTNERS, LLC

By:	/s/ Lowell D. Kraff
Name: Lowell D. Kraff
Its: Manager

CLOOBECK COMPANIES, LLC

By:	/s/ Stephen J. Cloobeck
Name: Stephen J. Cloobeck
Its: Manager

[Signature Page to Call Option Agreement]

THE COMPANY:

DIAMOND RESORTS PARENT, LLC

By:	/s/ David F. Palmer
Name:	David F. Palmer
Its:	President

[Signature Page to Call Option Agreement]